Exhibit 99.1
PRESS RELEASE
Thursday, September 25, 2008

Contact:	Margaret K. Dorman Chief Financial Officer (281) 443-3370
SMITH INTERNATIONAL, INC. ANNOUNCES JOHN YEARWOOD
WILL BECOME CHIEF EXECUTIVE OFFICER, PRESIDENT AND
CHIEF OPERATING OFFICER OF THE COMPANY ON JANUARY 1, 2009
     HOUSTON, Texas (September 25, 2008)... Smith International, Inc. (NYSE: SII) announced that John Yearwood, 48, will become Smith International, Inc.’s Chief Executive Officer, President and Chief Operating Officer on January 1, 2009. Doug Rock, 61, who holds these positions currently, will remain Chairman of Smith’s Board of Directors after January 1, 2009.
     Commenting on his new role, John Yearwood, who is now Smith’s Executive Vice President and President of Completion and Production, as well as a member of Smith’s Board of Directors stated, “I’m delighted that Smith’s Board of Directors placed its confidence in me to lead Smith’s 25,000 employee workforce. As a result of our recent merger with W-H Energy Services, we at Smith have broadened our product offerings to become a full service supplier to the worldwide oil and gas exploration and production industry. With new capabilities in directional drilling, logging-while-drilling, wireline and coiled tubing, along with our traditional strengths in drill bits, drilling fluids, downhole tools, environmental systems, completions and production fluids and distribution services, Smith’s future will most certainly be a story of controlled yet rapid expansion. I am very excited about the fantastic growth opportunities that we have and look forward to leading the Smith Team.”
     Also commenting, Doug Rock, Smith’s current Chairman of the Board and Chief Executive Officer said, “John Yearwood is perfectly suited for this job from the standpoint of both character and knowledge. His background is tailored to Smith. With training in both geology and the environment and a Bachelor of Science Honors Degree from Oxford Brooks University, John’s formal education began early to fit Smith’s future. John then spent 26 years with Schlumberger, which included roles as President of Dowell and President of North and South America, Oilfield Services. John not only lived in numerous countries, but he’s also multi-lingual. Again, John’s experience closely matches Smith’s direction.

     “I’ve personally worked with John for 10 years; first, when John was one of Schlumberger’s management committee representatives for the Smith/Schlumberger M-I SWACO joint venture, and then when John joined Smith’s Board of Directors nearly two years ago. John has been instrumental in both strategy and operations regarding the Smith/W-H Energy merger, and most recently, John’s role as President of Smith’s Completion and Production Unit has allowed him to focus on the integration of W-H Energy with Smith. Additionally, John’s successful management of operations in the Eastern Hemisphere and Latin American markets will accelerate the growth of W-H Energy’s businesses outside North America.
     “John is the right person at the right time to lead the Smith Family.”
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry. The Company employs approximately 25,000 full-time personnel and operates in over 80 countries around the world.